Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-219722 and 333-155655) on Form S-8 of Balchem Corporation and Subsidiaries of our report dated June 20, 2023 relating to our audit of the financial statements and supplemental schedules of the Balchem Corporation 401(k) Plan, which appears in this Annual Report on Form 11-K of the Balchem Corporation 401(k) Plan for the year ended December 31, 2022.

/s/ RSM US LLP

New York, New York
June 20, 2023